                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                                VWR Corporation
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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    Item 22(a)(2) of Schedule 14A.

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    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
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    previously. Identify the previous filing by registration statement number,
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Notes:

                [LOGO OF VWR SCIENTIFIC PRODUCTS APPEARS HERE]

Dear Shareholder:

  You are cordially invited to attend the VWR Scientific Products Corporation Annual Meeting of Shareholders to be held at the Desmond Great Valley Hotel, One Liberty Boulevard, Malvern, Pennsylvania, on April 16, 1996, at 11:00 a.m. At the Meeting, we will report on the operations of the Corporation and respond to any questions you may have.

  Your Board of Directors recommends that you vote to re-elect three Directors whose terms of office will expire this year and one new Director, approve the 1995 Stock Incentive Plan, and ratify the selection of Ernst & Young LLP as our independent auditors. These matters are described more fully in the formal notice of annual meeting and proxy statement which appear on the following pages.

  YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, it is important that your shares be represented. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the enclosed postage paid envelope. If you attend the Meeting, you will, of course, have the privilege of voting in person.

  I look forward to greeting you personally; and on behalf of the Board of Directors and management of the Corporation, I would like to express our appreciation for your interest in VWR Scientific Products Corporation.

                                          Sincerely,

                                                 /s/ Jerrold B. Harris
                                                     JERROLD B. HARRIS
                                               President and Chief Executive
                                                          Officer

West Chester, Pennsylvania
March 15, 1996

                      VWR SCIENTIFIC PRODUCTS CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

TO THE SHAREHOLDERS:

  The Annual Meeting of Shareholders of VWR Scientific Products Corporation will be held at the Desmond Great Valley Hotel, One Liberty Boulevard, Malvern, Pennsylvania, on April 16, 1996, at 11:00 a.m. for the following purposes:

1. To elect four Directors.

2. To approve the 1995 Stock Incentive Plan, which was previously approved by the Board of Directors.

3. To ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 1996.

4. To transact such other business as may properly come before the Meeting.

  Only shareholders of record at the close of business on February 19, 1996, are entitled to notice of, and to vote at, this meeting.

                                          BY ORDER OF THE BOARD OF
                                           DIRECTORS
                                          BY

                                            /s/  David M. Bronson

                                                     DAVID M. BRONSON
                                               Senior Vice President Finance
                                                    Corporate Secretary

West Chester, Pennsylvania
March 15, 1996

EACH SHAREHOLDER IS URGED TO SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                      VWR SCIENTIFIC PRODUCTS CORPORATION

                               CORPORATE OFFICES
                              1310 GOSHEN PARKWAY
                       WEST CHESTER, PENNSYLVANIA 19380

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 16, 1996

                               ----------------

  This proxy statement and accompanying proxy, which are being mailed to shareholders on or about March 15, 1996, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of VWR Scientific Products Corporation (the "Corporation," "Company" or "VWR") to be voted at the Annual Meeting of Shareholders of the Corporation to be held at 11:00 a.m. on April 16, 1996 at the Desmond Great Valley Hotel, One Liberty Boulevard, Malvern, Pennsylvania, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy may be revoked by written notice to the Secretary of the Corporation at 1310 Goshen Parkway, West Chester, Pennsylvania 19380; by submission of a proxy with a later date; or by a request in person to return the executed proxy.

  The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee of approximately $5,000. The cost of solicitation of proxies is to be borne by the Corporation.

  Shareholders of record at the close of business on February 19, 1996, will be entitled to vote at the meeting. On February 19, 1996, there were 21,070,381 common shares outstanding.

  Each common share is entitled to one vote on all matters to come before the Annual Meeting, except that, because of the existence of a "40% Shareholder" (as defined in VWR's Articles of Incorporation) as discussed below in this proxy statement, shareholders have the right to cumulate their votes in the election of Directors. This means that shareholders may multiply the number of votes to which they are entitled by the number of Directors to be elected, and the whole number of such votes may be cast for one nominee or distributed among any two or more nominees. If you wish to cumulate your votes in this manner, you must clearly indicate on your proxy card your desire to cumulate and the number of votes you wish to cast for each nominee.

  In the election of Directors, assuming a quorum is present, the four nominees receiving the highest number of votes cast at the Meeting will be elected Directors. Approval of the 1995 Stock Incentive Plan requires the affirmative vote of a majority of the common shares of the Corporation present, or represented, and entitled to vote at the Annual Meeting. Ratification of the selection of Ernst & Young LLP as independent auditors requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. If a proxy is marked as "withhold authority" or "abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "specified non-vote"), the shares represented by such proxy will not be voted on such matter. Accordingly, abstentions and specified non-votes will have no effect on the vote for election of Directors or ratification of Ernst & Young LLP as independent auditors. Abstentions from voting on approval of the 1995 Stock Incentive Plan will be included within the number of common shares present at the meeting and entitled to vote for purposes of determining whether the 1995 Stock Incentive Plan has been approved, but specified non-votes will not be so included and accordingly will not affect the outcome of the vote on this matter.

                             ELECTION OF DIRECTORS

  Your Corporation has a classified Board of fourteen Directors. Directors are elected for terms of three years in two classes of five and one class of four. This year, Messrs. James W. Bernard, Richard E. Engebrecht, and Stephen J. Kunst, all of whom are current Directors, have been nominated to be re-elected for a term which expires in 1999. Mr. Dieter Janssen has been nominated for election for a term which expires in 1999. Mr. Robert S. Rogers, who had been a Director since 1986, retired from the Board late in 1995 having reached the mandatory retirement age of 72.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF, AND UNLESS YOU INDICATE OTHERWISE, YOUR SIGNED PROXY WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES (IN EQUAL AMOUNTS OR CUMULATIVELY AS THE PERSONS VOTING THE PROXIES MAY DETERMINE). The Board of Directors expects that each of the nominees will be available for election; but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated to fill any such vacancy by the Board of Directors of the Corporation.

  In April 1995, EM Laboratories, Incorporated ("EML"), an affiliate of Merck KGaA, Darmstadt, Germany, purchased from the Company, for approximately $20,000,000, 1,818,181 of its common shares and a warrant (the "Warrant") to purchase an additional 967,015 shares (at a price per share of $11). In connection with VWR's acquisition of the industrial distribution business of Baxter Healthcare Corporation and certain of its affiliates, on September 15, 1995, EML purchased an additional 6,832,797 common shares at a price of $12.44 per share and exercised the Warrant, raising its beneficial ownership of the Company to approximately 46%. EML also purchased a $135 million subordinated debenture of the Company under which interest is payable in VWR common shares, valued at $12.44 per share, until the beneficial ownership of EML and its affiliates, in VWR, reaches 49.89%. EML assigned the subordinated debenture to Merck KGaA. Affiliates of EML within the Merck group were the source of EML's funds for these purchases of VWR securities.

  EML and its parent, EM Industries, Incorporated ("EMI") are parties to a Standstill Agreement with the Company, pursuant to which EML and EMI agreed that they and their affiliates would not, subject to certain specified exceptions, for a period of four years, increase their beneficial ownership of the Company's common shares above 49.89% without the prior consent of the Company. EML beneficially owned approximately 47.2% of the issued and outstanding common shares as of January 31, 1996.

  Pursuant to the Standstill Agreement VWR is required annually to cause representatives of EML to be nominated for election to the Board so as to provide EML with Board representation, rounded down to the next whole number, which is commensurate with the proportion of common shares of VWR owned by EML and its affiliates. EML is also entitled to be represented on any committee of the Board.

  Six members of VWR's current Board, which consists of fourteen Directors, are representatives of EML. Two of the nominees for election at the Annual Meeting, Stephen J. Kunst and Dieter Janssen, are designees of EML. Of the Directors whose terms will continue after the Annual Meeting, Alfred Koch, Wolfgang Honn, Walter W. Zywottek and Dr. Harald Schroeder are serving as designees of EML. THE STANDSTILL AGREEMENT OBLIGATES EML TO VOTE ITS COMMON SHARES FOR THE ELECTION OF ITS DESIGNATED NOMINEES AND FOR THE ELECTION OF THOSE PERSONS NOMINATED BY VWR'S DIRECTORS WHO ARE NOT AFFILIATED WITH EML.

  During 1995, in the ordinary course of VWR's business, VWR purchased $31.3 million of inventory from affiliates of Merck KGaA, of which $4.5 million was payable at December 31, 1995. Merck KGaA and its affiliates manufacture and distribute pharmaceutical, laboratory and chemical products.

NOMINEES FOR ELECTION
---------------------
  JAMES W. BERNARD--Mr. Bernard, 58, retired, was President and Chief Executive Officer of Univar Corporation ("Univar"), a distributor of industrial chemicals, from 1986 to October, 1995. Mr. Bernard is a Director of Univar and U.S. Bancorp. Mr. Bernard has been a Director of the Corporation since 1988.

  RICHARD E. ENGEBRECHT--Mr. Engebrecht, 69, is Chairman of the Board of PrimeSource Corporation ("PrimeSource"), a distributor of graphic arts equipment and supplies. He was Chairman of the Board of Momentum Corporation, a distributor of photographic and graphic arts equipment and supplies ("Momentum") from January 1, 1993 until it merged with PrimeSource on September 1, 1994, and President and Chief Executive Officer of Momentum from March 1, 1990 through December 31, 1992. He is a Director of PENWEST Ltd. ("PENWEST"), a manufacturer of specialty carbohydrate chemicals and flavor and food additive products, and Univar. Mr. Engebrecht has been a Director of the Corporation since 1986.

  STEPHEN J. KUNST--Mr. Kunst, 47, is Vice President--Administrative Services and General Counsel of EMI and a Director of EMI and EML. Mr. Kunst has been a Director of the Corporation since 1995.

  DIETER JANSSEN--Mr. Janssen, 53, is North American Group Vice President Finance and Chief Financial Officer of EMI. Mr. Janssen has not previously been a Director of the Corporation.

CONTINUING DIRECTORS -- TERM EXPIRES IN 1997
--------------------------------------------
  CURTIS P. LINDLEY--Mr. Lindley, 71, retired, was Chairman of the Board of Directors of PENWEST from 1987 to 1990. He is Chairman of the Board of Directors of The Ostrom Company. Mr. Lindley is also a Director of Univar. Mr. Lindley has been a Director of the Corporation since 1986.

  EDWARD A. MCGRATH, JR.--Mr. McGrath, 65, retired, was President, Chief Executive Officer and Chairman of Graybar Electric Company, Inc., an electrical distributor, from 1989 to July 1995. Mr. McGrath has been a Director of the Corporation since 1992.

  N. STEWART ROGERS--Mr. Rogers, 66, has been Chairman of the Board of Directors of PENWEST since February, 1990. He was Senior Vice President of Univar from 1971 to 1991. He is a Director of Univar, Fluke Corporation, and U.S. Bancorp. Mr. Rogers is the brother-in-law of James H. Wiborg, a Director, Chairman, and Chief Strategist of the Corporation. Mr. Rogers has been a Director of the Corporation since 1986.

  ALFRED KOCH--Mr. Koch, 50, is Director and General Manager of the Laboratory Supply Division of Merck KGaA, and is a member of the Board of Management of two Merck--affiliated European laboratory supply companies--KEBO Lab and Bender & Hobein GmbH. Mr. Koch has been a Director of the Corporation since 1995.

  WOLFGANG HONN--Mr. Honn, 58, is a Partner and member of the Executive Board of E. Merck and Merck KGaA. Mr. Honn has been a Director of the Corporation since 1995.

CONTINUING DIRECTORS--TERM EXPIRES IN 1998
------------------------------------------
  JERROLD B. HARRIS--Mr. Harris, 53, was elected President and Chief Executive Officer of VWR effective March 1, 1990. Mr. Harris has been a Director of the Corporation since 1988.

  DONALD P. NIELSEN--Mr. Nielsen, 57, retired, was founder, President, Chief Executive Officer, and Chairman of Hazleton Corporation, a biological and chemical research and testing company, headquartered in Herndon, Virginia. Mr. Nielsen is also Chairman of the Board of Bob Walsh Enterprises, Inc. and DiaCom Technologies, Inc. Mr. Nielsen has been a Director of the Corporation since 1988.

  JAMES H. WIBORG--Mr. Wiborg, 71, is Chairman of the Board and Chief Strategist for the Corporation. He served as Vice Chairman of the Board and Chief Strategist of Momentum from March 1, 1990 to September 1, 1994 when it merged with PrimeSource. Since August, 1990, Mr. Wiborg has served as Chairman of Univar. Mr. Wiborg is also a Director of PrimeSource, PACCAR, Inc., and PENWEST. Mr. Wiborg is the brother-in-law of N. Stewart Rogers, a Director of the Corporation. Mr. Wiborg has been a Director of the Corporation since 1986.

  WALTER W. ZYWOTTEK--Mr. Zywottek, 48, is President and Chief Executive Officer of EMI and EML. He also serves as North American Regional Manager of Merck AG and is a Director of Dey Laboratories, Inc., both of which are affliates of Merck KGaA. Mr. Zywottek has been a Director of the Corporation since 1995.

  DR. HARALD SCHROEDER--Mr. Schroeder, 57, is a member and Deputy Chairman of the Executive Board of Merck KGaA. Mr. Schroeder has been a Director of the Corporation since 1995.

        OWNERSHIP OF VWR SCIENTIFIC PRODUCTS CORPORATION COMMON SHARES

                                       AMOUNT AND NATURE OF
                                            BENEFICIAL
                                           OWNERSHIP OF           PERCENT OF
                                           COMMON SHARES         CLASS AS OF
DIRECTORS                            AS OF JANUARY 31, 1996(1) JANUARY 31, 1996
---------                            ------------------------- ----------------
NOMINEES FOR ELECTION
  James W. Bernard                              90,718(2)            0.42%
  Richard E. Engebrecht                        110,641               0.52%
  Stephen J. Kunst                                 -- (3)             --
  Dieter Janssen                                   -- (4)             --
CONTINUING DIRECTORS--TERM EXPIRES
 IN 1998
  Jerrold B. Harris                            283,552(5)            1.32%
  Donald P. Nielsen                             27,278               0.13%
  James H. Wiborg                              454,249(6)            2.11%
  Alfred Koch                                      -- (7)             --
  Wolfgang Honn                                    -- (8)             --
CONTINUING DIRECTORS--TERMS EXPIRES
 IN 1997
  Curtis P. Lindley                            221,058(9)            1.03%
  Edward A. McGrath, Jr.                         6,078                .03%
  N. Stewart Rogers                            336,031(10)           1.56%
  Walter W. Zywottek                               -- (11)            --
  Dr. Harold Schroeder                             -- (12)            --
CERTAIN EXECUTIVE OFFICERS
--------------------------
  Paul J. Nowak                                 14,700(13)           0.07%
  Hal G. Nichter                                11,167(14)           0.05%
  Directors & Executive Officers as
   a group
   (19 persons)                              1,557,570(15)           7.24%
CERTAIN BENEFICIAL OWNERS
-------------------------
  EM Laboratories, Incorporated             10,155,246(16)          47.19%
  5 Skyline Drive
  Hawthorne, New York 10532

---------------------
 (1) Except as otherwise indicated, beneficial ownership represents sole voting and sole investment power with respect to $1.00 par value common shares, the Corporation's only outstanding class of stock.
 (2) Mr. Bernard disclaims any beneficial interest in 40,500 shares (included in the amounts shown in the above table) owned by his spouse.
 (3) Mr. Kunst disclaims beneficial ownership of all common shares owned by EML.
 (4) Mr. Janssen disclaims beneficial ownership of all common shares owned by EML.
 (5) Includes 66,982 shares which Mr. Harris had the right to acquire within 60 days of January 31, 1996 through the exercise of options. Also includes 19,479 shares held under the Company's benefit plans and 46,939 shares of restricted stock for which beneficial ownership is based upon sole voting power.
 (6) Mr. Wiborg disclaims any beneficial interest in 140,000 shares (included in the amounts shown in the above table) owned by his spouse. Mr. Wiborg is also a trustee of two trusts owning 62,685 shares (included in the amounts shown in the above table). Mr. Wiborg disclaims beneficial interest in the shares owned by these trusts.
 (7) Mr. Koch disclaims beneficial ownership of all common shares owned by EML.
 (8) Mr. Honn disclaims beneficial ownership of all common shares owned by EML.
 (9) Mr. Lindley disclaims any beneficial interest in 4,372 shares (included in the amounts shown in the above table) owned by his spouse.
(10) Mr. N. Stewart Rogers is a trustee of a trust for grandchildren which holds 4,000 shares (included in the amounts shown in the above table).
(11) Mr. Zywottek disclaims beneficial ownership of all common shares owned by EML.
(12) Mr. Schroeder disclaims beneficial ownership of all common shares owned by EML.
(13) Includes 10,522 shares which Mr. Nowak had the right to acquire within 60 days of January 31, 1996 through the exercise of options. Also includes 3,293 shares held under the Company's benefit plans and 47 shares of restricted stock for which beneficial ownership is based upon sole voting power.
(14) Includes 3,000 shares which Mr. Nichter had the right to acquire within 60 days of January 31, 1996 through the exercise of options. Also includes 6,437 shares held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.
(15) Includes 80,534 shares which certain executive officers had the right to acquire within 60 days of January 31, 1996 through the exercise of options. Members of the group shared voting and/or investment power with other persons as to 66,685 of such shares or 0.31% of the common shares outstanding.
(16) Ownership of common shares includes 537,253 shares held by Merck KGaA, an affiliate of EM Laboratories, Incorporated, issued as interest payments under the terms of the subordinated debenture held by Merck KGaA.

                 FEES TO DIRECTORS AND COMMITTEES OF THE BOARD

  Each Non-employee Director receives for services an annual retainer of $10,000 (payable in shares of restricted stock), fees of $1,000 for attendance at each Board of Directors meeting ($2,500 if the meeting is held outside a Director's state of residence), fees of $500 for attendance at each Board Committee meeting, and reimbursement of travel expenses in connection with meetings. Representatives of EML did not receive annual retainers in 1995. Each member of the Executive Committee receives an annual retainer of $2,000 and the Chairman of each standing Committee of the Board receives an annual retainer of $2,000.

  Mr. Wiborg, as Chairman of the Board and Chief Strategist, had a Consulting Services Agreement which provided for a retainer of $30,000 in 1995 (including Directors' annual retainer).

  The Corporation's Board of Directors has standing Audit/Pension, Compensation and Nominating Committees. The members of each Committee with responsibility for the year ended December 31, 1995 and the functions performed thereby are outlined below:

  Messrs. Lindley, McGrath, Nielsen, Kunst, Max J. Walser (a Director whose term expires at the Annual Meeting but who is not standing for re-election), and Rogers, are members of the AUDIT/PENSION COMMITTEE of which Mr. Rogers is Chairman. The Audit/Pension Committee has responsibility for recommending to the Board of Directors the firm of independent auditors to be retained by the Corporation; reviewing with the Corporation's auditors the scope of the audit; reviewing and recommending corporate accounting policies to the Board of Directors; reviewing reports of independent auditors as to the adequacy of the Corporation's accounting system, controls, and other matters; and reviewing areas of possible conflicts of interest and sensitive payments. The Committee also has the responsibility of establishing investment policy and selecting the trustee of the funds of the VWR Corporation Retirement Plan; reviewing and making recommendations to the Board of Directors with respect to the performance of any third parties responsible for the administration and for the investment of funds; reviewing the annual reports for the VWR Corporation Retirement Plan; and establishing and administering systems of periodic reporting.

  Messrs. Bernard, Honn, Nielsen, Zywottek, and McGrath are members of the COMPENSATION COMMITTEE of which Mr. McGrath is Chairman. The Compensation Committee has the responsibility for recommending compensation of executive officers; establishing bonus criteria; reviewing annually the operation of all compensation and benefit practices and salary administration procedures; consulting with the Audit/Pension Committee regarding the pension cost effects of trends in compensation; recommending benefit levels in the Corporation's retirement program; and recommending Directors' fees.

  Messrs. Bernard, Nielsen, Rogers, Koch, Schroeder, and Harris (Ex-Officio) are members of the NOMINATING COMMITTEE of which Mr. Bernard is the Chairman. The Nominating Committee has the responsibility of receiving, reviewing, and maintaining files of individuals qualified to be recommended as nominees for election as Directors; reviewing annually the capability of each incumbent Director to continue to serve as Director; recommending a list of individuals to the Board of Directors for nomination for election to the Board of Directors; and recommending individuals for appointment to existing committees or to new or replacement committees as required.

  Shareholder nominations to the Board of Directors must be made in accordance with the procedures set forth in the Bylaws of the Corporation which require, among other things, that nominations must be received not less than 120 days prior to the date which corresponds to the date on which the Corporation mailed its proxy statement for the previous year's Annual Meeting of Shareholders. So long as the Corporation has a "40% Shareholders" (as defined in the Articles of Incorporation), Article IX of the Articles of Incorporation allows Disinterested Directors or persons beneficially owning shares of Voting Stock having a Market Price of $250,000 or more to nominate one or more candidates for election as a Director and to have information relating to such nominees included in the Corporation's proxy statement, and provides that each shareholder of VWR has cumulative voting rights in such election. No such nomination was made in 1995.

  The Audit/Pension Committee met two times, the Compensation Committee two times, the Nominating Committee one time, and the entire Board of Directors eleven times during 1995. In 1995, Mr. Koch attended 33% of the meetings during the time he was a Director and Mr. Lindley attended 73% of the meetings.

                            EXECUTIVE COMPENSATION

                       REPORT OF COMPENSATION COMMITTEE

  The Corporation's executive compensation program is administered by the Compensation Committee ("Committee"), which is composed of five independent, non-employee directors. Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for ratification.

  Since its spin off from Univar in 1986, the Corporation has maintained the philosophy that compensation of its executive officers (including its Chief Executive Officer) and management should be directly and materially linked to value creation for shareholders. The objective is to make the annual incentive bonus, which rewards executives for meeting financial targets based on the relationship of the Corporation's return on capital to its cost of capital, the largest component of an executive's compensation.

  The Corporation's executive compensation program consists of four components: base salary, annual incentive bonus, long-term equity-based incentive compensation, and the Corporation's contributions to various savings and stock ownership programs. The Committee has not yet deemed it necessary to consider its policy with respect to the possible tax effect on the Corporation, under the federal Revenue Reconciliation Act of 1993, of annual compensation exceeding $1 million paid to any individual.

BASE SALARY

  Base salary is designed to be competitive, although generally conservative as compared to equivalent positions at comparable companies, such as those that are included in the Wholesale Trade Distributors Index shown in the Performance Graph on page 13. Since 1986, the Corporation's philosophy is to place a relatively greater emphasis on the annual incentive components of compensation.

ANNUAL INCENTIVE COMPENSATION PLAN

  The Corporation's Executive Bonus Plan (the "Bonus Plan") provides annual cash and incentive stock awards, which are based upon the relationship of the Corporation's return on "invested capital" to its "cost of capital" (as both terms are defined in the Bonus Plan). Each year the Committee approves bonus targets by salary grade. The Corporation determines an individual's potential bonus award by multiplying that person's target bonus by a factor which is calculated using the percentage which the Corporation's return on invested capital bears to its cost of capital. No bonuses are earned if the Corporation's return on invested capital is less than 60% of its cost of capital. The potential awards may then be adjusted (from zero to 1.5 times the potential award) by an assessment of the executive's performance, which is determined by the Chief Executive Officer based on subjective factors and is subject to the Committee's approval. The Committee assesses the Chief Executive Officer's performance.

  For 1995, the Corporation's pre-tax cost of capital as calculated in accordance with the Bonus Plan was 16.01%.

  In accordance with the Bonus Plan, bonus awards are paid as follows: an award of up to 150% of a participant's target bonus is paid in cash; any portion of the award in excess of 150% but less than 200% of target is paid in unrestricted stock, and in excess of 200% of target is paid in restricted stock. The Bonus Plan does not take into consideration an executive officer's current stock ownership and options. For 1995, all bonuses have been paid in cash in accordance with the Bonus Plan.

LONG-TERM INCENTIVE STOCK PLAN

  Additional stock incentives (incentive stock options, non-qualified stock options, and restricted stock grants) have been provided under the 1986 Long-Term Incentive Stock Plan (1986 LTIP) and the 1995 Stock Incentive Plan (1995
SIP). Restricted stock grants under the 1986 LTIP generally vest over four years. Stock options under the 1986 LTIP were awarded with an exercise price equal to the fair market value at the date of grant and have not been repriced. These options generally vest over a seven year period.

  Stock options under the 1995 SIP are awarded at an exercise price not less than the fair market value at the date of grant. Options awarded executive officers to date vest at the earlier of nine years following issuance of the grant or 50% when the closing price per common share is at least 150% of the fair market value of the common shares on September 15, 1995 for twenty consecutive days and the remaining 50% when the closing price per common share is at least 175% of the fair market value of the common shares on September 15, 1995 for twenty consecutive days. Exercise cannot occur within twelve months of the grant date.

  Restricted stock grants and stock options are intended to align an executive's interests with those of shareholders. The Corporation will periodically grant additional stock awards under the 1995 SIP, for which shareholder approval is being sought at the Annual Meeting, to provide continuing incentives for future performance. Such awards are recommended by the Chief Executive Officer and are subject to Committee approval. The size of previous awards and the number of options held are considered by the Committee, but are not determinative.

OTHER PLANS

  The Corporation maintains a 401(k) savings plan and an Employee Stock Ownership Plan (ESOP). Under the 401(k) Plan, the Corporation contributes, in VWR stock only, up to 50% of the first 3% of each employee's earnings as a matching contribution, which is invested entirely in VWR Common Stock. Under the ESOP, the Corporation allocates VWR common stock evenly among all eligible participants, irrespective of salary or position in the Corporation. The ESOP shares vest equally over an employment period of five years, at which point the employee is vested 100% in the plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

  The Committee's objective is to correlate Mr. Harris' remuneration with the performance of the Corporation. The Committee believes Mr. Harris' base salary is average as compared with the salaries of chief executive officers of comparable companies such as those included in the Wholesale Trade Distributors Index referred to above. The Committee increased Mr. Harris' base salary for 1995 from its 1994 level by 4%. Mr. Harris also participates in the same Bonus Plan applicable to the other named executive officers.

                                          The Compensation Committee

                                          Edward A. McGrath, Jr., Chairman
                                          James W. Bernard
                                          Donald P. Nielsen
                                          Wolfgang Honn
                                          Walter W. Zywottek

                          SUMMARY COMPENSATION TABLE

  The Summary Compensation Table includes individual compensation information on the Chief Executive Officer and the four other most highly-paid executive officers, for services rendered in all capacities for the three fiscal years ended December 31, 1995.

                                ANNUAL                 LONG TERM
                             COMPENSATION            COMPENSATION
                        ----------------------- -----------------------
                                                 RESTRICTED    SHARES
NAME AND                                           STOCK     UNDERLYING     ALL OTHER
PRINCIPAL POSITION      YEAR SALARY($) BONUS($) AWARDS($)(1)  OPTIONS   COMPENSATION($)(2)
------------------      ---- --------- -------- ------------ ---------- ------------------
Jerrold B. Harris       1995 $286,020  $250,000   $510,792     80,000        $16,245
 President and Chief    1994  275,004                                         19,895
 Executive Officer      1993  275,004   138,922                               14,771
Paul J. Nowak           1995  135,000    66,466                50,000         16,263
 Senior Vice-President  1994  115,020                                         15,898
                        1993  115,020    36,460                10,000         13,541
Hal G. Nichter          1995  121,945    35,600                40,000         13,048
 Senior Vice-President  1994  119,040                                         12,978
                        1993  116,115    25,982                15,000         29,451
Walter S. Sobon         1995  147,905                          50,000         95,038
 Treasurer and          1994  150,000                                         16,240
 Chief Financial        1993  149,170    53,906                               13,449
  Officer*
Joseph A. Panozzo       1995  112,188                                         84,658
 Senior Vice-President* 1994  140,040                                         18,982
                        1993  140,040    61,992                13,000         13,558

--------
 * Resigned on September 15, 1995; options granted Mr. Sobon in 1995 expired upon his resignation.

(1) The following named executive officers held restricted stock in the indicated aggregate amounts and values as of December 31, 1995: Mr. Harris, 46,939 shares, $627,809 value; Mr. Nowak, 47 shares, $629 value; Mr. Sobon, 763 shares, $10,205 value; Mr. Panozzo, 146 shares, $1,953 value. Dividends are paid on restricted stock.

    All restricted stock awards granted to the named executives by the Corporation vest at a rate of 25% per annum from the date of grant, except for Mr. Harris' 1995 grant which vests 15% per annum in the first four years and 40% at the end of the fifth year from date of grant. The following named executive officers were granted restricted stock awards in the indicated year and amounts: Mr. Harris, 17,492 shares in 1992 and 42,566 in 1995; Mr. Nowak, 186 shares in 1992; Mr. Sobon, 3,051 shares in 1992; Mr. Panozzo, 585 shares in 1992.

(2) Includes Company matching contributions to the Investor Tax Savings Investment Plan and Company automobile allowance. The following named executive officers received Company automobile benefits: Mr. Harris, $13,313 in 1995, 1994 and 1993; Mr. Sobon, $11,094 in 1995, $13,313 in
    1994 and 1993; Mr. Nichter, $12,968 in 1995, $12,853 in 1994 and 1993; Mr.
    Panozzo, $11,094 in 1995 $13,313 in 1994, and $13,422 in 1993; Mr. Nowak,
    $13,313 in 1995, 1994 and 1993. On September 15, 1995 Messrs. Sobon and Panozzo exercised change of control agreements. Under the terms of the agreements, Mr. Sobon will receive $555,767 and Mr. Panozzo will receive $486,642 over a 24 month period. Included in 1995 compensation are payments made under the change in control agreements to Mr. Sobon and Mr. Panozzo of $81,049 and $70,969, respectively.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table contains information concerning the grant of stock options made during fiscal 1995 under the Company's 1995 SIP to the named executive officers:

                                                      INDIVIDUAL GRANTS
                         ---------------------------------------------------------------------------
                                      % TO
                                      TOTAL                                POTENTIAL REALIZABLE
                                     OPTIONS                                 VALUE AT ASSUMED
                                     GRANTED                                  ANNUAL RATES OF
                           SHARES      TO                                       STOCK PRICE
                         UNDERLYING EMPLOYEES EXERCISE                       APPRECIATION FOR
                          OPTIONS      IN       PRICE                           OPTION TERM
                          GRANTED    FISCAL   ($/SHARE)     EXPIRATION     ---------------------
NAME                       (#)(1)     YEAR       (2)           DATE            5%        10%
----                     ---------- --------- --------- ------------------ ---------- ----------
Jerrold B. Harris.......   80,000     7.84%    $12.00   September 14, 2005 $1,563,739 $2,489,993
Paul J. Nowak...........   50,000     4.90%     12.00   September 14, 2005    977,337  1,556,245
Hal G. Nichter..........   40,000     3.92%     12.00   September 14, 2005    781,869  1,244,996
Walter S. Sobon(3)......   50,000     4.90%     12.00   September 14, 2005     --         --

--------
(1) Options have a ten-year term and vest at the earlier of nine years following issuance of the grant or 50% when the closing price per common share is at least 150% of the fair market value of the common shares on September 15, 1995 for twenty consecutive days ($18) and the remaining 50% when the closing price per common share is at least 175% at the fair market value of the common shares on September 15, 1995 for twenty consecutive days ($21).
(2) The exercise price is the market price of the Company's common shares on the date the options were granted.
(3) Mr. Sobon's options expired upon his resignation on September 15, 1995.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following summary table details stock option exercises for the named executive officers during 1995, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1995, and the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of common shares.

                                                                                 VALUE OF UNEXERCISED
                                                       NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                                                       OPTIONS AT FY-END(#)          AT FY-END ($)
                                                     ------------------------- -------------------------
                         SHARES ACQUIRED    VALUE
NAME                     ON EXERCISE(#)  REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- ----------- ----------- ------------- ----------- -------------
Jerrold B. Harris.......        --             --      52,982       108,000     $296,918     $266,520
Paul J. Nowak...........        --             --       6,522        64,000       35,332       91,110
Hal G. Nichter..........                                  --         55,000          --        55,000
Walter S. Sobon*........     20,000       $119,300        --            --           --           --
Joseph A. Panozzo*......        900          2,526     23,000           --        55,900          --

--------
*Resigned on September 15, 1995.

DEFINED BENEFIT RETIREMENT PLAN

  The table below shows the estimated annual benefits payable on retirement under VWR's Retirement Plan ("Plan") to persons in specified remuneration and years-of-service classifications. The table applies to benefits payable on or after January 1, 1996. The retirement benefits shown are based upon retirement at normal retirement age.

   HIGHEST AVERAGE ANNUAL
   COMPENSATION DURING ANY                 YEARS OF SERVICE
      CONSECUTIVE FIVE       --------------------------------------------
     YEARS OF EMPLOYMENT        15       20       25       30       35
   -----------------------   -------- -------- -------- -------- --------
          $100,000           $ 23,899 $ 31,865 $ 39,831 $ 47,798 $ 52,577
           150,000             37,024   49,365   61,706   74,048   81,452
           200,000             50,149   66,865   83,581  100,298  110,327
           250,000             63,274   84,365  105,456  126,548  139,202
           300,000             76,399  101,865  127,331  152,798  168,077
           350,000             89,524  119,365  149,206  179,048  196,952
           400,000            102,649  136,865  171,081  205,298  225,827
           450,000            115,774  154,365  192,956  231,548  254,702
           500,000            128,899  171,865  214,831  257,798  283,577
           550,000            142,024  189,365  236,706  284,048  312,452
           600,000            155,149  206,865  258,581  310,298  341,327

  With certain exceptions, Section 415 of the Internal Revenue Code currently limits pensions which may be paid under plans qualified under the Internal Revenue Code to an annual benefit of $120,000. Additionally, Section 401 of the Internal Revenue Code limits compensation which must be taken into account in providing benefits under qualified plans to an annual limit of $150,000. The Board of Directors, upon the recommendation of the Compensation Committee, has authorized the establishment of supplemental benefits for executive officers to whom the limits of Sections 415 and 401 applies, or will apply in the future so that these executive officers will obtain retirement benefits comparable to other retirement plan participants not impacted by the Sections 415 and 401 limits.

  Under the terms of the agreement by which Momentum was spun off by the Corporation (in 1990), the Corporation has agreed to pay two-thirds of all supplemental benefits payable to Richard E. Engebrecht and PrimeSource (successor to Momentum by merger) will pay the remaining one-third. The Corporation has guaranteed payment of the one-third payable by PrimeSource and PrimeSource has guaranteed payment of the two-thirds payable by the Corporation.

  Compensation of executive officers for purposes of the Plan includes salaries and bonuses as reported in the "Summary Compensation" table on page 9, above. The following are the approximate years of credited service (rounded to the nearest year) of the persons named in that table under the Plan: J. Harris, 32; P. Nowak, 18; H. Nichter, 3.

  Compensation of all non-executive officer employees for purposes of the Plan includes salaries, commissions, and bonuses. All regular, full-time employees not members of a collective bargaining unit (except for bargaining units participating in all Corporation benefits), are eligible to participate in the Plan.

AGREEMENTS WITH CERTAIN OFFICERS

  On September 15, 1995, as a condition to the Common Share and Debenture Purchase Agreement between VWR and EML, the Corporation entered into a five-year employment agreement with Mr. Harris. This agreement replaced a previous agreement which included change of control provisions. During the employment period, Mr. Harris' base salary and bonus will be determined by the Compensation

Committee at its own discretion. In addition, the Corporation has issued and granted to Mr. Harris 42,566 of the Corporation's common shares as a restricted stock award. The restricted stock award will vest based upon the following schedule: 15% will vest on the succeeding anniversary date of the agreement through and including the fourth anniversary date of the employment agreement and the remaining 40% will vest on the fifth anniversary date of the employment agreement. If the Company were to terminate Mr. Harris without cause (as defined), Mr. Harris would be paid beginning on the date of termination and ending on the fifth anniversary of the date of the agreement, at an annual rate equal to the greater of (i) the sum of Mr. Harris' most-recent annual salary plus most-recent annual bonus or (ii) the average salary and bonus earned by Mr. Harris during the term of the employment agreement. In addition, effective upon any such termination, Mr. Harris would become fully vested in the restricted stock award.

  The estimated amount payable over the remaining term of the employment agreement in the event the Company were to terminate Mr. Harris' employment without cause would be approximately $2,412,000.

  The Board of Directors has approved a change of control agreement (the "Agreement") between the Corporation and one of its current executive officers, Paul J. Nowak. The Agreement provides that Mr. Nowak will receive compensation for up to 24 months if his employment is terminated (voluntarily or involuntarily) for any reason other than gross misconduct, death, disability, or reaching age 65, provided such termination occurs within 24 months after certain defined events which might lead to a change in control of the Corporation. The compensation will be paid at a rate equal to Mr. Nowak's then-current salary and target bonus. The compensation is subject to a minimum annual rate of not less than Mr. Nowak's average compensation for the preceding three calendar years, and is subject to reduction if the aggregate present value of all payments would exceed three times Mr. Nowak's "annualized includable compensation," as defined in Section 280G of the Internal Revenue Code, for the Executive's most recent five taxable years. Mr. Nowak will also continue to have "employee" status for the 24 month period and will be entitled to retain most employee benefits and rights during this period.

  The estimated aggregate amounts presently payable in the event the Corporation's obligations under the Agreement were triggered (assuming Mr. Nowak receives payments for the maximum 24 month period) would be $403,000. The foregoing does not include the value of any employee benefits which might be payable to Mr. Nowak during the 24 month period.

  Although the Corporation believes that the compensation or other benefits payable or vesting upon Mr. Nowak's termination should not constitute "golden parachute payments" under the Internal Revenue Code, the Agreement does provide for indemnification against excise taxes payable by Mr. Nowak in the event of such a determination. The Corporation may cease payments in the event Mr. Nowak breaches certain non-competition or confidentiality covenants. The Corporation also has the right to terminate the Agreement upon a one-year notice, except as to rights accruing as a result of an event which has triggered the change of control provisions of the Agreement. The Board of Directors believes that the terms and conditions of the Agreement are in the best interest of the Corporation.

                       [PERFORMANCE GRAPH APPEARS HERE]


  The performance graph reflects the March, 1990 distribution by the Corporation to its shareholders of all of the Common Stock of Momentum then owned by the Corporation.

 * The Media General Composite Index is a broad market index of 7,000 NASDAQ, NYSE and AMEX issues.
** This index consists of Wholesale Trade Distributors: Durable Goods (Standard Industry Code 50) and Non-Durable goods (Standard Industry Code
    51), and has been prepared by and is available from Media General, P.O. Box 85333, Richmond, VA, 23293.

                     APPROVAL OF 1995 STOCK INCENTIVE PLAN

BACKGROUND

  The Board believes that a stock incentive plan--under which stock options and restricted stock may be granted to key employees--enhances the ability of the Corporation to attract and retain capable key employees and provides them with an incentive, through stock ownership in the Corporation, to promote the best interests of the Corporation and its subsidiaries. As of March 1, 1996, grants could no longer be made under the Corporation's 1986 Long-Term Incentive Stock Plan, and the Corporation has no other stock-based incentive plans for key employees. Accordingly, the Board proposes and recommends that shareholders approve the 1995 Stock Incentive Plan (the "1995 Stock Plan"), which the Board adopted on August 31, 1995.

DESCRIPTION OF THE 1995 STOCK PLAN

  The text of the 1995 Stock Plan is attached as Appendix A to this proxy statement. The following description of the 1995 Stock Plan is intended merely as a summary of its principal features and is qualified in its entirety by reference to the 1995 Stock Plan.

  Stock Subject to the 1995 Stock Plan. Under the 1995 Stock Plan, 2,000,000 common shares (subject to adjustment to reflect stock dividends, stock splits, recapitalizations, and similar changes in the capitalization of the Corporation) are available for the granting of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options. In lieu of option grants, up to 400,000 common shares available under the 1995 Stock Plan may be issued pursuant to restricted stock awards. No individual may be granted options covering more than 200,000 common shares under the 1995 Stock Plan. The closing price of the Corporation's common shares as reported by NASDAQ was $14.25 per share at March 5, 1996.

  Administration. The 1995 Stock Plan is administered by the Compensation Committee of the Board (the "Compensation Committee"), presently comprised of Messrs. Bernard, Hohn, McGrath, Neilsen and Zywottek. The Compensation Committee is authorized to grant options and restricted stock from time to time, in its discretion, subject to terms and conditions set forth in the 1995 Stock Plan. The Compensation Committee may select grantees from approximately 100 key employees of the Corporation and its subsidiaries.

  Terms and Conditions--Options. Options granted under the 1995 Stock Plan must have an exercise price not less than the fair market value of the common shares on the date of grant and may not extend for more than ten years, except that incentive (but not non-qualified) stock options granted to a person who owns more than 10% of the combined voting power of the stock of the Corporation (or of a subsidiary or parent) must have an exercise price not less than 110% of the fair market value of the common shares on the date of grant and may not extend for more than five years. Options are exercisable in such installments and upon satisfaction of such conditions as the Compensation Committee may determine, but not earlier than one year from the date of grant, although the Compensation Committee may accelerate the exercise date if it deems acceleration desirable.

  Upon the termination of an optionee's employment (for a reason other than death or disability), options held by the optionee generally may be exercised, to the extent exercisable on the date of termination (or to a greater extent if permitted by the Compensation Committee), until the earliest of the scheduled expiration date of the option or twelve months after the date of termination of employment (three months for incentive stock options). However, if an employee is discharged for misconduct, willfully or wantonly harmful to the Corporation, the options held by the employee may not be exercised after such discharge. If an optionee dies or becomes disabled, options held by the optionee may be exercised to the extent exercisable on the date of death or the date employment is terminated due to disability (or to a greater extent if permitted by the Compensation Committee) until one year thereafter or, if earlier, the scheduled expiration date of the option.

  The exercise price of options may be paid in cash or, in whole or in part, by the delivery of other common shares owned by the optionee. Common shares previously acquired by an optionee through the exercise of options or restricted stock may not be used to pay the option exercise price, however, prior to the expiration of the applicable holding period provided in the 1995 Stock Plan.

  Unless an option agreement provides otherwise, options are not assignable or transferable by an optionee other than by will or the laws of descent and distribution.

  Incentive stock options are also subject to certain additional terms and conditions required by Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that the fair market value (determined as of the date of the option grant) with respect to which incentive stock options are exercisable for the first time in any one year as to any optionee exceeds $100,000, such option shall be treated as a non-qualified stock option for tax purposes.

  Terms and Conditions--Restricted Stock Awards. The Compensation Committee may also grant restricted stock awards to key employees under the 1995 Stock Plan. Restricted stock awards vest over a stated period, and may be forfeited if specified conditions are not met by the end of the vesting period (such as remaining in the employment of the Corporation and/or the attainment of corporate or individual financial goals). The vesting periods and conditions are determined by the Compensation Committee when the restricted stock award is made. Restricted stock is held by the Corporation during the restriction period and cannot be transferred by the grantee prior to the termination of the restriction period. If the Compensation Committee so determines at the time of the restricted stock award, the grantee will be entitled to vote the restricted stock and receive any dividends of record during the restriction period. At the time of the restricted stock award, the Compensation Committee will determine the amount (if any) the grantee is required to pay for restricted stock when the restriction period expires.

  Duration and Amendment of 1995 Stock Plan. The 1995 Stock Plan became effective (subject to shareholder approval) on August 31, 1995, and terminates on August 30, 2005. The Board of Directors of the Corporation may amend, suspend or terminate the 1995 Stock Plan, and the Compensation Committee may amend any outstanding options or restricted stock awards, at any time. Nevertheless, certain amendments, listed in Section 9 of the Plan, require the approval of holders of a majority of the common shares present, or represented, and entitled to vote at a duly held meeting of the shareholders of the Corporation. Examples of amendments which do not require shareholder approval include amendments that do not materially increase the benefits accruing to directors and officers, and amendments that do not materially increase the number of common shares authorized to be issued to directors and officers under the 1995 Stock Plan. A grantee must approve the suspension, discontinuance or amendment of the 1995 Stock Plan or the agreement evidencing his grant, if such action would materially impair the rights of the grantee under any option or restricted stock award previously granted to him or her.

FEDERAL INCOME TAX TREATMENT OF OPTIONS

  Based on the advice of counsel, the Corporation believes that, under Federal tax laws and regulations in effect on December 31, 1995, the Federal income tax consequences to the Corporation and to the employees receiving incentive stock options and non-qualified stock options pursuant to the 1995 Stock Plan will be as described below.

  Incentive Stock Options. If an option is treated as an incentive stock option, the optionee will recognize no income upon grant or exercise of the option, unless the alternative minimum tax rules apply. Upon an optionee's sale of the common shares (assuming that the sale occurs no sooner than two years after grant of the option and one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the common shares prior to the expiration of the holding period described above, the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the common shares on the date of exercise or the price at which the common shares are sold. Any gain or loss recognized on such a disposition of the common shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss if the common shares have been held as capital assets.

  Non-qualified Stock Options. An optionee will not recognize any taxable income at the time the optionee is granted a non-qualified stock option. However, upon exercise of the option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of the common shares over the exercise price. Upon an optionee's sale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the common shares have been held as capital assets.

  The Corporation believes that it will be entitled to a tax deduction in the amount and at the time that an optionee recognizes ordinary income with respect to a non-qualified stock option. Because the 1995 Stock Plan is intended to be a "performance-based" plan with respect to options, the Corporation believes that the income recognized on exercise of a non-qualified stock option will not be limited by the $1,000,000 limit on deductible compensation with respect to certain employees under Section 162(m) of the Code.

  Different rules for measuring ordinary income may apply if the optionee is subject to Section 16 of the Securities Exchange Act of 1934.

  The foregoing does not purport to be a complete summary of the effect of federal income taxation upon holders of options or upon the Corporation. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

APPROVAL OF SHAREHOLDERS

  Shareholder approval of the 1995 Stock Plan will afford key employees who are subject to Section 16 of the Securities Exchange Act of 1934 an exemption from the provisions of that section with respect to options and restricted stock awarded under the 1995 Stock Plan. Section 16(b) provides generally that "profits" realized by such persons through the purchase and sale, or sale and purchase, of common shares within any six-month period are recoverable by the Corporation. Rule 16b-3, however, provides an exemption for the acquisition of options and restricted stock granted under a plan which has been approved by shareholders and meets certain other criteria which are met by the 1995 Stock Plan.

  Shareholder approval of the 1995 Stock Plan will also afford those key employees who are granted incentive stock options the tax treatment described above for incentive stock options, if certain holding period and other requirements under Section 422 of the Code are met.

  Shareholder approval is also required for the Corporation to be allowed a deduction with respect to income recognized by certain executives on the exercise of a non-qualified stock option if the executive's income exceeds $1,000,000. If shareholder approval of the 1995 Stock Plan is not obtained, the Corporation's otherwise allowable deduction of such amount will be subject to the $1,000,000 limit on deductible compensation that applies to certain executives' compensation under Section 162(m) of the Code.

  The affirmative vote of the holders of a majority of the common shares of the Corporation present, or represented, and entitled to vote at the annual meeting is necessary for approval of the 1995 Stock Plan. Abstentions on this proposal will be included within the number of common shares present at the meeting and entitled to vote for purposes of determining whether the 1995 Stock Plan has been approved, but broker and other specified non-votes will not be so included. If the 1995 Stock Plan is not so approved, the 1995 Stock Plan and the non-qualified stock options granted under it will be null and void:

  The following non-qualified stock options have been granted under the 1995 Stock Plan:

                               NEW PLAN BENEFITS

         VWR SCIENTIFIC PRODUCTS CORPORATION 1995 STOCK INCENTIVE PLAN

                                                                  NUMBER OF
     NAME AND POSITION                                         COMMON SHARES(1)
     -----------------                                         ----------------
     Jerrold B. Harris, President & CEO.......................      80,000
     Paul J. Nowak, Senior Vice President--East...............      50,000
     Hal Nichter, Senior Vice President--Fulfillment..........      40,000
     Walter S. Sobon, former Vice President Finance,
      Treasurer,
      CFO and Corporate Secretary.............................      50,000(2)
     Joseph A. Panozzo, former Senior Vice President..........           0
     Executive Officers as a Group............................     360,000(3)
     Non-Executive--Officer Directors as a Group..............           0
     Non-Executive--Officer Employees as a Group..............     855,000(4)

--------
(1) Number of common shares covered by options granted to date. Any additional grants under the 1995 Stock Plan are not presently determinable.
(2) The option granted to Mr. Sobon under the 1995 Stock Plan is no longer exercisable.
(3) Includes 50,000 shares covered by an option which is no longer exercisable.
(4) Includes 30,000 shares covered by options which are no longer exercisable.

  THE BOARD OF DIRECTORS BELIEVES THAT THE 1995 STOCK PLAN IS IN THE BEST INTERESTS OF THE CORPORATION AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR APPROVAL OF THE 1995 STOCK PLAN. EML, WHICH HOLDS 9,915,608 SHARES, CONSTITUTING 47.1% OF THE OUTSTANDING STOCK AS OF FEBRUARY 19, 1996, HAS ADVISED THE CORPORATION THAT IT INTENDS TO VOTE FOR THE APPROVAL OF THE 1995 STOCK PLAN.

                       SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors requests that the shareholders ratify its selection of Ernst & Young LLP as independent auditors for the Corporation for the year ending December 31, 1996. If the shareholders do not ratify the selection of Ernst & Young LLP, another firm of independent auditors will be selected as independent auditors by the Board of Directors. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ITS SELECTION OF ERNST & YOUNG LLP.

                         PROPOSALS OF SECURITY HOLDERS

  Under Securities and Exchange Commission rules and the Corporation's Bylaws, certain shareholder proposals may be included in the Corporation's proxy statement. Any shareholder desiring to have such a proposal included in the Corporation's proxy statement for the Annual Meeting to be held in 1997 must cause a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to be received by the Corporation not later than November 16, 1996. The timing and procedure with respect to the submission by shareholders of nominees for Directors are discussed in this Proxy Statement under the caption "FEES TO DIRECTORS AND COMMITTEES OF THE BOARD."

                                OTHER BUSINESS

  The Board of Directors has no knowledge of any other business to be acted upon at this meeting. However, if any other business is presented at the meeting, proxies will be voted in accordance with the judgment of the person or persons voting such proxies.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                                 /s/ DAVID M. BRONSON
                                             Senior Vice President Finance
                                                  Corporate Secretary

                                                                      EXHIBIT A
                                VWR CORPORATION

                           1995 STOCK INCENTIVE PLAN

                                   SECTION 1

                                    PURPOSE

  This VWR CORPORATION 1995 STOCK INCENTIVE PLAN ("Plan") is intended to provide a means whereby VWR CORPORATION ("Company") and any Subsidiary of the Company (as hereinafter defined) may, through the grant of incentive stock options and non-qualified stock options (collectively "Options") and stock subject to restrictions ("Restricted Stock") to officers and other Key Employees (as defined in Section 3), attract and retain such Key Employees and motivate such Key Employees to exercise their best efforts on behalf of the Company and of any Subsidiary.

  As used in the Plan, the term "incentive stock options" ("ISOs") means Options which qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), at the time they are granted and which are either designated as ISOs in the Option Agreements (as hereinafter defined) covering such Options or which are designated as ISOs by the Committee (as defined in Section 2 hereof) at the time of grant. The term "non-qualified stock options" ("NQSOs") means all other Options granted under the Plan. The term "Subsidiary" means any corporation (whether or not in existence at the time the Plan is adopted) which, at the time an Option is granted, is a subsidiary of the Company under the definition of "subsidiary corporation" contained in Section 424(f) of the Code or any similar provision hereafter enacted.

                                   SECTION 2

                                ADMINISTRATION

  The Plan shall be administered by the Company's Compensation Committee ("Committee"), which shall consist of not less than three (3) directors of the Company who shall be appointed by, and shall serve at the pleasure of, the Company's Board of Directors ("Board"). Each member of such Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company. Except as otherwise permitted under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the applicable rules and regulations thereunder, no member of the Committee shall have been granted Awards (as defined below) pursuant to the Plan or options or equity securities (within the meaning of Rule 16a-1(d) under the Exchange Act) pursuant to any other plan of the Company or of any of its affiliates, as defined in or under the Exchange Act, at any time during the period commencing with the date which is one year prior to the date the member's service on the Committee began and ending on the date which is one day after the date on which the member's service on the Committee ceased. The adoption of this Plan shall not constitute an election to operate under new Rule 16b-3 under the Securities Exchange Act of 1934 as contained in Release No. 34-28869 (1991) (or any amendments or successors thereto) prior to the end of the phase-in period provided for employee benefit plans by the Securities and Exchange Commission.

  Each member of the Committee shall also be an "outside director" within the meaning of Prop. Treas. Reg. (S) 1.162-27(e)(3) or (S) 1.162-27(h)(2), or any
successors thereto.

  The Committee shall have full and final authority in its absolute discretion, subject to the terms of the Plan and upon consideration of recommendations by the President of the Company, to select the persons to be granted ISOs, NQSOs, and Restricted Stock (collectively "Awards") under the Plan, to grant Awards on behalf of the Company, and to set the date of grant and the other terms of such

Awards. The Committee may correct any defect, supply any omission and reconcile any inconsistency in the Plan and in any Award granted hereunder in the manner and to the extent it shall deem desirable. The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to amend, modify or rescind any such rules and regulations, and to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its shareholders and all officers and employees and former officers and employees, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

  A majority of the Committee shall constitute a quorum, and acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be deemed the acts of the Committee.

  No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder.

                                   SECTION 3

                                  ELIGIBILITY

  The class of employees who shall be eligible to receive Awards under the Plan shall be the Key Employees (including any directors who also are Key Employees) of the Company and/or of a Subsidiary, provided that members of the Committee, by virtue of their status as members, shall not be eligible to receive Awards under the Plan. A Key Employee is an officer or employee who occupies a responsible executive, professional or administrative position and who the Committee believes has the capacity to contribute to the success of the Company and its Subsidiaries. More than one Award may be granted to a Key Employee under the Plan.

                                   SECTION 4

                                     STOCK

  The number of common shares of the Company, par value $1.00 per share ("Common Shares"), that may be subject to Awards under the Plan shall be 2,000,000 (two million) shares, subject to adjustment as hereinafter provided; provided, however, that no Key Employee shall receive Options for more than 200,000 (two hundred thousand) Common Shares over the life of the Plan; and further provided, that no more than 400,000 (four hundred thousand) shares shall be available for the granting of Restricted Stock Awards under the Plan. Shares issuable under the Plan may be authorized but unissued shares or reacquired shares, as the Company may determine from time to time.

  Any Common Shares subject to an Option which expires or otherwise terminates for any reason whatever (including, without limitation, the Key Employee's surrender thereof) without having been exercised, and any shares of Restricted Stock which are forfeited, shall continue to be available for the granting of Awards under the Plan; provided, however, that if an Option is cancelled, the Common Shares covered by the cancelled Option shall be counted against the maximum number of shares specified in this Section 4 for which Options may be granted to a single Key Employee.

                                   SECTION 5

                                 ANNUAL LIMIT

  (a) ISOs. The aggregate Fair Market Value (determined as of the date the ISO is granted) of the Common Shares with respect to which ISOs become exercisable for the first time by a Key Employee during any calendar year (under this Plan and any other ISO plan of the Company or any parent corporation (within the meaning of section 424(e) of the Code ("Parent")) or Subsidiary) shall not exceed $100,000. The term "Fair Market Value" shall mean the value of the Common Shares arrived at by a good faith determination of the Committee and shall be the average, if any, of the closing prices for the Common Stock as of 4:00 p.m. Eastern Time on the date specified on the principal trading exchange or national automated stock quotation system on which the Common Shares are traded or quoted.

  (b) Options Over Annual Limit. If an Option intended as an ISO is granted to a Key Employee and such Option may not be treated in whole or in part as an ISO pursuant to the limitation in (a) above, such Option shall be treated as an ISO to the extent it may be so treated under such limitation and as a NQSO as to the remainder. For purposes of determining whether an ISO would cause such limitation to be exceeded, ISOs shall be taken into account in the order granted.

  (c) NQSOs and Restricted Stock. The annual limit set forth above for ISOs shall not apply to NQSOs and Restricted Stock.

                                   SECTION 6

                                    OPTIONS

  (a) Granting of Options. From time to time until the expiration or earlier suspension or discontinuance of the Plan, the Committee may, on behalf of the Company, grant to Key Employees under the Plan such Options as it determines are warranted, subject to the limitations of the Plan; provided, however, that grants of ISOs and NQSOs shall be separate and not in tandem. The granting of an Option under the Plan shall not be deemed either to entitle the Key Employee to, or to disqualify the Key Employee from, any participation in any other grant of Awards under the Plan. In making any determination as to whether a Key Employee shall be granted an Option and as to the number of shares to be covered by such Option, the Committee shall take into account recommendations by the President of the Company, the duties of the Key Employee, the Committee's views as to his or her present and potential contributions to the success of the Company or a Subsidiary, and such other factors as the Committee shall deem relevant in accomplishing the purposes of the Plan. Moreover, the Committee may determine that the Option Agreement (as defined below) shall provide that said Option may be exercised only if certain conditions, as determined by the Committee, are fulfilled.

  (b) Terms and Conditions of Options. The Options granted pursuant to the Plan shall expressly specify whether they are ISOs or NQSOs; however, if the Option is not designated in the Option Agreement as an ISO or NQSO, the Option shall constitute an ISO if it complies with the terms of Section 422 of the Code, and otherwise, it shall constitute an NQSO. In addition, the Options granted pursuant to the Plan shall include expressly or by reference the following terms and conditions, as well as such other provisions not inconsistent with the provisions of this Plan as the Committee shall deem desirable, and for ISOs granted under this Plan, the provisions of Section 422(b) of the Code:

    (1) NUMBER OF SHARES. A statement of the number of Common Shares to which the Option pertains.

    (2) PRICE. A statement of the Option exercise price, which shall be determined and fixed by the Committee in its discretion at the time of grant, but shall not be less than 100% (110% in the case of an ISO granted to a more than 10% shareholder as provided in (9) below) of the Fair Market Value of the optioned Common Shares on the date the Option is granted. The Option exercise price shall not be reduced after the date of grant.

    (3) TERM.

      (A) ISOs. Subject to earlier termination as provided in Subsections
    (5), (6) and (7) below, the term of each ISO shall be not more than 10 years (5 years in the case of a more than 10% shareholder as provided in (9) below) from the date of grant.

      (B) NQSOs. Subject to earlier termination as provided in Subsections
    (5), (6) and (7) below, the term of each NQSO shall be not more than 10 years from the date of grant.

    (4) EXERCISE.

      (A) General. Options shall be exercisable in such installments, on such dates and upon satisfaction of such conditions (if any) as the Committee may specify, commencing not less than 12 months from the date of grant, provided that:

        (i) In the case of new Options granted to a Key Employee in replacement for options (whether granted under the Plan or otherwise) held by the Key Employee, the new Options may be made exercisable, if so determined by the Committee, in its discretion, at the earliest date the replaced options were exercisable; and

        (ii) The Committee may accelerate the exercise date of any outstanding Options in its discretion, if it deems such acceleration to be desirable.

      Any Common Shares the right to the purchase of which has accrued under an Option may be purchased at any time up to the expiration or termination of the Option. Exercisable Options may be exercised, in whole or in part, from time to time by giving written notice of exercise to the Company at its principal office, specifying the number of Common Shares to be purchased and accompanied by payment in full of the aggregate Option exercise price for such shares; provided, however, that any purchase of less than the full amount of Shares subject to exercisable Options held by the Key Employee shall be in multiples of 100 Shares. Such written notice shall be provided no later than ten
    (10) days prior to the date of exercise; provided, however, that such ten-day period shall be waived in the case of Options for which the Committee has provided accelerated vesting pursuant to Section 6(b)(4)(A)(ii). Only full shares shall be issued under the Plan, and any fractional share which might otherwise be issuable upon the exercise of an Option granted hereunder shall be forfeited.

      (B) Manner of Payment. The Option price shall be payable:

        (i) In cash or its equivalent;

        (ii) In Common Shares previously acquired by the Key Employee, provided that if such shares were acquired through the exercise of an ISO and are used to pay the Option exercise price of an ISO, such shares have been held by the Key Employee for a period of not less than the holding period described in Section 422(a)(1) of the Code on the date of exercise, or if such Common Shares were acquired through exercise of an ISO and are used to pay the Option exercise price of an NQSO or through exercise of an NQSO or of an option under a similar plan, or if such Common Shares were acquired through the grant of Restricted Stock, such shares have been held by the Key Employee for a period of more than six (6) months on the date of exercise; or

        (iii) In any combination of (i) and (ii) above.

      In the event such Option exercise price is paid, in whole or in part, with Common Shares, the portion of the Option exercise price so paid shall equal the Fair Market Value on the date of exercise of the Option of the Common Shares surrendered in payment of such Option exercise price.

    (5) TERMINATION OF EMPLOYMENT. If a Key Employee's employment by the Company (and Subsidiaries) is terminated by either party prior to the expiration date fixed for his or her Option for any reason other than death or disability, such Option may be exercised, to the extent of the number of shares with respect to which the Key Employee could have exercised it on the date of such termination, or to any greater extent permitted by the Committee, by the Key Employee at any time prior to the earliest of:

      (A) The expiration date specified in such Option;

      (B) Twelve (12) months after the date of such termination of employment;

      (C) In the case of an ISO, three (3) months after the date of such termination of employment; or

      (D) In the case of the discharge of a Key Employee for misconduct, willfully or wantonly harmful to the Company, the date of such discharge.

    (6) EXERCISE UPON DISABILITY OF KEY EMPLOYEE. If a Key Employee shall become disabled (within the meaning of Section 22(e)(3) of the Code) during his or her employment and, prior to the expiration date fixed for his or her Option, his or her employment is terminated as a consequence of such disability, such Option may be exercised, to the extent of the number of shares with respect to which the Key Employee could have exercised it on the date of such termination, or to any greater extent permitted by the Committee, by the Key Employee at any time prior to the earlier of:

      (A) The expiration date specified in such Option; or

      (B) One year after the date of such termination of employment.

    In the event of the Key Employee's legal disability, such Option may be so exercised by the Key Employee's legal representative.

    (7) EXERCISE UPON DEATH OF KEY EMPLOYEE. If a Key Employee shall die during his or her employment and prior to the expiration date fixed for his or her Option, or if a Key Employee whose employment is terminated for any reason shall die following his or her termination of employment but prior to the earliest of:

      (A) The expiration date fixed for his or her Option;

      (B) The expiration of the period determined under Subsections (5) and
    (6) above; or

      (C) In the case of an ISO, three months following termination of employment,

  such Option may be exercised, to the extent of the number of shares with respect to which the Key Employee could have exercised it on the date of his or her death, or to any greater extent permitted by the Committee, by the Key Employee's estate, personal representative or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Key Employee, at any time prior to the earlier of:

      (i) The expiration date specified in such Option; or

      (ii) One year after the date of death.

    (8) RIGHTS AS A SHAREHOLDER. A Key Employee shall have no rights as a shareholder with respect to any shares covered by his or her Option until the issuance of a stock certificate to him or her for such shares.

    (9) TEN PERCENT SHAREHOLDER. If the Key Employee owns more than 10% of the total combined voting power of all shares of stock of the Company or of a Subsidiary or Parent at the time an ISO is granted to such Key Employee, the Option exercise price for the ISO shall be not less than 110% of the Fair Market Value of the optioned Common Shares on the date the ISO is granted, and such ISO, by its terms, shall not be exercisable after the expiration of five years after the date the ISO is granted. The conditions set forth in this Subsection (9) shall not apply to NQSOs.

    (10) GRANT OF REPLACEMENT OPTIONS. Effective as of the date of exercise by a Key Employee of all or part of his or her Option using Common Shares and provided such Shares were owned by the Key Employee for at least six
  (6) months prior to their use to exercise the Option, the Committee may, in its discretion, grant the Key Employee a replacement option at the then Fair Market Value for a number of Shares not to exceed the number of Common Shares used by the Key Employee in payment of the purchase price of the Option plus the number of Shares, if any, withheld by the Company to pay the Key Employee's withholding tax obligations as provided in Section 12(e). The replacement option may be exercised between the date of grant and the date of expiration, which shall be the later of (1) the date of expiration of the Option to which the replacement option is related, or (2) five years after the grant of the replacement option. The replacement option shall be evidenced by an Option Agreement containing such other terms and conditions and not inconsistent with the Plan as the Committee shall approve.

  (c) Option Agreements. Options granted under the Plan shall be evidenced by written documents ("Option Agreements") in such form as the Committee shall, from time to time, approve, which Option Agreements shall contain such provisions, not inconsistent with the provisions of the Plan for NQSOs granted pursuant to the Plan, and such conditions, not inconsistent with Section 422(b) of the Code and the provisions of the Plan, for ISOs granted pursuant to the Plan, as the Committee shall deem advisable, and which Option Agreements shall specify whether the Option is an ISO or NQSO; provided, however, if the Option is not designated in the Option Agreement as an ISO or NQSO, the Option shall constitute an ISO if it complies with the terms of
Section 422 of the Code, and otherwise, it shall constitute an NQSO. Each Key Employee shall enter into, and be bound by, the terms of the Option Agreement.

                                   SECTION 7

                           RESTRICTED STOCK AWARDS.

  From time to time until the expiration or earlier termination of the Plan, the Committee may, on behalf of the Company, make such Restricted Stock Awards under the Plan to Key Employees ("Grantees") as it determines are warranted. Restricted Stock Awards shall be subject to the following terms and conditions, as well as such other terms and conditions as the Committee may prescribe:

    (a) Vesting Period; Conditions. At the time of granting a Restricted Stock Award, the Committee may establish one or more vesting periods ("Vesting Periods") with respect to the Common Shares covered by the Award. The length of any such Vesting Period(s) applicable to a Restricted Stock Award shall be within the discretion of the Committee. At the time of grant, the Committee may also establish such additional conditions to the payment of a Restricted Stock Award ("Conditions") as it may deem advisable in its sole discretion, such as the achievement of corporate or individual goals. Subject to the provisions of this Section 7 and any other Conditions prescribed by the Committee, shares subject to a Restricted Stock Award shall vest in the Grantee upon the expiration of the Vesting Period and satisfaction of any Conditions with respect to such shares. The Committee may accelerate the vesting date of any unvested shares subject to a Restricted Stock Award in its discretion, if it deems such acceleration to be desirable.

    (b) Issuance and Delivery of Certificates. Upon the granting of a Restricted Stock Award, the Company may, if so determined by the Committee at the time of the grant, issue certificates representing the shares subject to the Restricted Stock Award in the name of the Grantee. Any such shares shall bear a legend indicating that they are subject to the terms of the Plan and the Restricted Stock Award Agreement (as hereinafter defined) and that they may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of the Plan and the Restricted Stock Award Agreement. Upon issuance of such certificates, the Grantee shall immediately execute a stock power or other instrument of transfer, appropriately endorsed in blank, to be held with the certificates by the Company pursuant to the terms of the Plan and the Restricted Stock Award Agreement. Only full shares shall be issued, and any fractional shares which might otherwise be issuable pursuant to a Restricted Stock Award shall be forfeited.

    (c) Rights as a Shareholder. If the Company issues certificates representing the shares subject to a Restricted Stock Award prior to the expiration of the Vesting Period for the shares subject to such Award and prior to the satisfaction of the Conditions, if any, pertaining to such Award, the Key Employee shall be entitled to receive dividends paid on such shares, shall have the right to vote such shares, and shall have all other shareholder's rights with respect to such shares, except that (1) the Key Employee will not be entitled to delivery of the stock certificate, (2) the Company will retain custody of the Common Shares, and (3) except as otherwise determined by the Committee pursuant to
  Section 7(d), the Shares subject to the Restricted Stock Award will revert to the Company to the extent all Vesting Periods and Conditions applicable to such Award are not satisfied.

    (d) Termination of Employment. At the time of granting a Restricted Stock Award, the Committee shall specify in the Restricted Stock Award Agreement, the manner of determining the number, if any, of unvested shares subject to the Award which shall become vested in the Grantee, or in his or her beneficiary or estate, if the Grantee's employment by the Company (and Subsidiaries) is terminated prior to the later of the expiration of the Vesting Period or the satisfaction of all of the Conditions with respect to such shares. Any Restricted Stock Award Agreement may provide different vesting provisions upon a Grantee's termination due to death or disability. Any remaining shares covered by the Grantee's Restricted Stock Award not vested pursuant to the terms of the Restricted Stock Award Agreement shall immediately be forfeited upon termination of employment, except that the Committee, if it determines that the circumstances warrant, may direct that all or a portion of such remaining unvested shares also be vested in the Grantee, or in his/her beneficiary or estate, subject to such further terms and conditions, if any, as the Committee may determine.

    (e) Payment for Restricted Stock. The Committee may, on behalf of the Company, grant Restricted Stock Awards under which the Key Employee shall not be required to make any payment for the Restricted Stock or, in the alternative, under which the Key Employee, as a condition to the Restricted Stock Award, shall pay all (or any lesser amount than all) of the Fair Market Value of the Common Stock, determined as of the date the Restricted Stock Award is made. If the latter, such purchase price shall be paid as provided in the Restricted Stock Award Agreement.

    (f) Restricted Stock Award Agreement. Restricted Stock Awards under the Plan shall be evidenced by written documents ("Restricted Stock Award Agreements") in such form as the Committee shall, from time to time, approve, which Restricted Stock Award Agreements shall contain such provisions, not inconsistent with the provisions of the Plan, as the Committee shall deem advisable. Each Grantee shall enter into, and be bound by the terms of, the Restricted Stock Award Agreement.

    (g) Section 83(b) Election Not Permitted. Each Grantee shall agree in writing at the time of any Award, and as a condition thereof, that the Grantee shall not make an election under Section 83(b) of the Code, to include in the Grantee's gross income as determined for federal income tax purposes any part of the value of Shares issued or transferred to the Grantee under the Award unless all restrictions pertaining to that portion of the Restricted Stock Award with respect to which the Grantee desires to make an election shall have lapsed. If a Grantee subsequently makes such an election, all Shares covered by the Restricted Stock Award shall be forfeited to the Company.

                                   SECTION 8

                              CAPITAL ADJUSTMENTS

  The number of shares which may be issued under the Plan, the maximum number of shares with respect to which Options may be granted to any Key Employee under the Plan, both as stated in Section 4 hereof, the number of shares issuable upon exercise of outstanding Options under the Plan (as well as the Option exercise price per share under such outstanding Options), and the number of shares issuable upon the vesting of outstanding Restricted Stock Awards (as well as the purchase price, if any, for such shares) shall, subject to the provisions of Section 424(a) of the Code, be adjusted, as may be deemed appropriate by the Committee, to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of the Company.

  In the event of a corporate transaction (as that term is described in Section 424(a) of the Code and the Treasury Regulations issued thereunder as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Award shall be assumed by the surviving or successor corporation; provided, however, that, in the event of a proposed corporate transaction, the Committee may terminate all or a portion of the outstanding Options if it determines that such termination is in the best interests of the Company. If the Committee decides to terminate outstanding Options, the Committee shall give each Key Employee holding an Option to be terminated not less than seven days' notice prior to any such termination by reason of such a corporate transaction, and any such Option which is to be so terminated may be exercised (if and only to the extent that it is then exercisable) up to, and including the date immediately preceding such termination. Further, as provided in Section 6(b)(4)(A)(ii) hereof, the Committee, in its discretion, may accelerate, in whole or in part, the date on which any or all Options become exercisable.

  The Committee also may, in its discretion, change the terms of any outstanding Award to reflect any such corporate transaction, provided that, in the case of ISOs, such change is excluded from the definition of a "modification" under Section 424(h) of the Code.

                                   SECTION 9

                    AMENDMENT OR DISCONTINUANCE OF THE PLAN

  At any time and from time to time, the Board may suspend or terminate the Plan or amend it, and the Committee may amend any outstanding Awards, in any respect whatsoever, except that the following amendments shall require the approval by the affirmative votes of holders of at least a majority of the shares present, or represented, and entitled to vote at a duly held meeting of shareholders of the Company:

    (a) Any amendment which would:

      (1) Materially increase the benefits accruing to directors and officers, within the meaning of Rule 16a-1(f) under the Exchange Act (hereinafter referred to as "Officers"), under the Plan;

      (2) Materially increase the number of Common Shares which may be issued to directors and Officers under the Plan; or

      (3) Materially modify the requirements as to eligibility for directors and Officers to participate in the Plan;

    (b) With respect to ISOs, any amendment which would:

      (1) Change the class of employees eligible to participate in the Plan;

      (2) Except as permitted under Section 8 hereof, increase the maximum number of Common Shares with respect to which ISOs may be granted under the Plan; or

      (3) Extend the duration of the Plan under Section 10 hereof with respect to any ISOs granted hereunder; and

    (c) Any amendment which would require shareholder approval pursuant to Prop. Treas. Reg. (S) 1.162-27(e)(4)(vi), or any successor thereto.

  Notwithstanding the foregoing, no such suspension, discontinuance or amendment shall materially impair the rights of any holder of an outstanding Award without the consent of such holder.

                                  SECTION 10

                              TERMINATION OF PLAN

  Unless earlier terminated as provided in the Plan, the Plan and all authority granted hereunder shall terminate absolutely at 12:00 midnight on August 30, 2005, which date is within 10 years after the date the Plan was adopted by the Board, and no Awards hereunder shall be granted thereafter. Nothing contained in this Section 10, however, shall terminate or affect the continued existence of rights created under Awards issued hereunder and outstanding on August 30, 2005 which by their terms extend beyond such date.

                                  SECTION 11

                             SHAREHOLDER APPROVAL

  This Plan shall become effective on August 31, 1995 (the date the Plan was adopted by the Board); provided, however, that if the Plan is not approved by the affirmative vote of the holders of at least a majority of the shares present, or represented, and entitled to vote at a duly held meeting of the shareholders of the Company, within 12 months after said date, the Plan and all Awards granted hereunder shall be null and void and no additional Awards shall be granted hereunder. Any Awards granted prior to such shareholder approval shall be conditioned upon subsequent shareholder approval.

                                  SECTION 12

                                 MISCELLANEOUS

  (a) Governing Law. The Plan, and the Option Agreements and Restricted Stock Award Agreements (collectively the "Award Agreements") entered into, and the Awards granted thereunder, shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the operation of, and the rights of Key Employees under, the Plan, the Award Agreements, and the Awards shall be governed by applicable federal law and otherwise by the laws of the Commonwealth of Pennsylvania.

  (b) Rights. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any individual any right to be granted an Award, or any other right hereunder, unless and until the Committee shall have granted such individual an Award, and then his or her rights shall be only such as are provided by the Plan and the Award Agreement.

  Any Option under the Plan shall not entitle the holder thereof to any rights as a shareholder of the Company prior to the exercise of such Option and the issuance of the shares pursuant thereto. Further, notwithstanding any provisions of the Plan or any Award Agreement with a Key Employee, the Company shall have the right, in its discretion, to retire a Key Employee at any time pursuant to its retirement rules or otherwise to terminate his or her employment at any time for any reason whatsoever.

  (c) No Obligation to Exercise Option. The granting of an Option shall impose no obligation upon a Key Employee to exercise such Option.

  (d) Non-Transferability. Unless an Option Agreement provides otherwise, no Award shall be assignable or transferable by the Key Employee otherwise than by will or by the laws of descent and distribution, and during the lifetime of the Key Employee, any Options shall be exercisable only by him or her or by his or her guardian or legal representative. If a Key Employee is married at the time of exercise of an Option and if the Key Employee so requests at the time of exercise, the certificate or certificates issued shall be registered in the name of the Key Employee and the Key Employee's spouse, jointly, with right of survivorship.

  (e) Withholding and Use of Shares to Satisfy Tax Obligations. The obligation of the Company to deliver Common Shares pursuant to any Award under the Plan shall be subject to applicable federal, state and local tax withholding requirements.

  In connection with an Award in the form of Common Shares subject to the withholding requirements of applicable federal tax laws, the Key Employee subject to such withholding rules ("Withholding Rules") as shall be adopted by the Committee, may elect to satisfy the minimum required federal, state and local withholding tax, in whole or in part, by having the Company withhold Common Shares, which shares shall be valued, for this purpose, at their Fair Market Value. For this purpose, Fair Market Value shall be determined, in the case of Options, on the date of exercise, and in the case of Restricted Stock, on the date the Vesting Period has expired and all Conditions have been satisfied (or if later, the date on which the Key Employee recognizes ordinary income with respect to such exercise) (the "Determination Date"). An election to use Common Shares to satisfy tax withholding requirements must be made in compliance with and subject to the Withholding Rules. The Company may not withhold shares in excess of the number necessary to satisfy the minimum required federal, state and local income tax withholding requirements. In the event Common Shares acquired under the exercise of an ISO are used to satisfy such withholding requirement, such Common Shares must have been held by the Key Employee for a period of not less than the holding period described in
Section 422(a)(1) of the Code on the Determination Date, or if such Common Shares were acquired through exercise of an NQSO or of an option under a similar plan, such option must have been granted to the Key Employee at least six months prior to the Determination Date.

  (f) Listing and Registration of Shares. Each Award shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or vesting of shares thereunder, or that action by the Company or by the Key Employee should be taken in order to obtain an exemption from any such requirement, no such Option may be exercised, in whole or in part, and no shares shall be delivered pursuant to a Restricted Stock Award, unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the Committee. Without limiting the generality of the foregoing, each Key Employee or his or her legal representative or beneficiary may also be required to give satisfactory assurance that shares purchased upon exercise of an Option or received pursuant to a Restricted Stock Award are being purchased for investment and not with a view to distribution, and certificates representing such shares may be legended accordingly.

  (g) Proceeds from Sale of Stock. Proceeds of the purchase of optioned Common Shares, as well as the purchase price, if any, upon expiration of the Vesting Period and satisfaction of the Conditions with respect to Restricted Stock, shall be for the general business purposes of the Company.

  IN WITNESS WHEREOF, VWR CORPORATION has caused these presents to be duly executed, under seal, this 31 day of August, 1995.

ATTEST:                                   VWR CORPORATION
[SEAL]



 /s/ Walter S. Sobon                            /s/ Jerrold B. Harris
_____________________________________     By: .________________________________
     Walter S. Sobon, Secretary                     Jerrold B. Harris,
                                                  Chief Executive Officer
                                                       and President

P R O X Y
                [LOGO OF VWR SCIENTIFIC PRODUCTS APPEARS HERE]


                             1310 GOSHEN PARKWAY
                            WEST CHESTER, PA 19380

  The undersigned hereby appoints Jerrold B. Harris, and David M. Bronson, or either of them, each with full power of substitution and revocation, as Proxies to vote, as designated below, all Common Shares of VWR Scientific Products Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Corporation to be held at the Desmond Great Valley Hotel, Oak Liberty Boulevard, Malvern, Pennsylvania, on April 16, 1996 and at any adjournments thereof.

  This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. If no direction is made, this Proxy will be voted FOR the nominees listed in item 1 on the reverse side hereof (in equal amounts or cumulatively as the proxies may determine) or, if any such nominee(s) should be unable to serve, for such person(s) as may be recommended by the Board of Directors; FOR the proposal set forth in item 2; FOR the proposal set forth in item 3; and, in the Proxies' discretion, upon such other business as may properly come before the Annual Meeting and any adjournments thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote at said Annual Meeting and any adjournments thereof.

                                   (Continued and to be signed on reverse side)

                                                             Please mark
                                                              your votes
                                                             like this in  [X]
                                                            black or blue
                                                                  ink

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
          "FOR ALL NOMINEES" IN ITEM 1.


1. Election of Directors:                          For all      Withheld for all
                                                  Nominees*        Nominees
    James W. Bernard, Richard E. Engebrecht,         [_]             [_]
    Stephen J. Kunst, Dieter Janssen

*INSTRUCTIONS: To withhold authority to vote for any individual nominee, or to cumulate your votes for any such nominee(s), so indicate in the space provided below.

-------------------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2. PROPOSAL: Approval of the Corporation's 1995 Stock Incentive Plan.

                         FOR    AGAINST    ABSTAIN
                         [_]      [_]        [_]

3. PROPOSAL: Ratification of the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 1996.

                         FOR    AGAINST    ABSTAIN
                         [_]      [_]        [_]

4. To vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

        +++++++++
                +
                +
                +
                +
                       --------------------------------------------
                       PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                       CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                       --------------------------------------------


Signature(s) ____________________________   Date ________________________, 1996
NOTE: Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.
If a partnership, please sign in partnership name by authorized person.